                                   Exhibit 2



                       PURCHASE AND ASSUMPTION AGREEMENT
                                    between

                     MELLON BANK (MD) NATIONAL ASSOCIATION
                                   as Seller
                                      and

                     SANDY SPRING NATIONAL BANK OF MARYLAND

                                  as Purchaser
                                     as of

                                 July 21, 1999

TABLE OF CONTENTS

ARTICLE I - PURCHASE OF ASSETS AND ASSUMPTION OF
               LIABILITIES                                               1

      1.1  Effective Date                                                1
      1.2  Transfer and Consideration                                    1
      1.3  Preliminary Settlement and Adjustment to Cash Premium         3
      1.4  Loans Transferred                                             3
      1.5  Additional Obligations of the Seller                          4
      1.6  Additional Obligations of the Purchaser                       5
      1.7  Customer Notifications                                        5
      1.8  Certain Transitional Matters                                  6
      1.9  Indemnification                                               7
      1.10 Pro-Rata Adjustment of Expenses                               7
      1.11 Fixed Assets                                                  7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER                8

      2.1  Corporate Organization                                        8
      2.2  No Violation                                                  8
      2.3  Corporate Authority and Validity                              8
      2.4  Loans                                                         8
      2.5  Title to Property; Encumbrances                               9
      2.6  Deposit Liability Records                                     9
      2.7  Non-solicitation of Business                                 10
      2.8  Limitation of Warranties                                     10
      2.9  Broker's Commissions; Finder's Fees                          10
      2.10 Certain Regulatory Matters                                   10
      2.11 Delivery of Employment Information                           10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER11

      3.1  Corporate Organization                                       11
      3.2  No Violation                                                 11
      3.3  Corporate Authority and Validity                             11
      3.4  Certain Regulatory Matters

ARTICLE IV - CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE             11

      4.1 Activity in the Ordinary Course                               11

ARTICLE V - OBLIGATION OF PARTIES PRIOR TO AND AFTER THE
           EFFECTIVE DATE                                               12

      5.1  Full Access                                                  12
      5.2  Requirements to Obtain Approval of Regulatory Authorities    12
      5.3  Further Assurance                                            13
      5.4  Right to Intervene                                           13
      5.5  Damages for Voluntary Non-Consummation                       13
      5.6  Consents and Assignments, Lease Renewal                      13
      5.7  Test Tapes; Conversion                                       13
      5.8  Sign                                                         13
      5.9  Condition of Premises                                        13
      5.10 Termination of Service Agreements                            14
      5.11 Purchaser's Inspection of Premises                           14

ARTICLE VI - CONDITIONS TO PURCHASER'S OBLIGATIONS                      14

      6.1  Representations and Warranties True                          14
      6.2  Obligations Performed                                        14
      6.3  No Adverse Litigation                                        14
      6.4  Regulatory Approval                                          14
      6.5  Availability of Premises for Intended Use                    14
      6.6  Material Adverse Change                                      15
      6.7  Certificate of Compliance                                    15

ARTICLE VII - CONDITIONS TO THE SELLER'S OBLIGATIONS                    15

      7.1  Representations and Warranties True                          15
      7.2  Obligations Performed                                        15
      7.3  No Adverse Litigation                                        15
      7.4  Regulatory Approval                                          15
      7.5  Certificate of Compliance                                    15

ARTICLE VIII - TERMINATION                                              15

      8.1  Methods of Termination                                       15
      8.2  Procedure upon Termination                                   16

ARTICLE IX - MISCELLANEOUS PROVISIONS                                   16

      9.1  Amendment and Modification                                   16
      9.2  Waiver of Extension                                          16
      9.3  Assignment; No Rights or Remedies to Others                  16
      9.4  Survival of Representations and Warranties                   16
      9.5  Payment of Expenses; Taxes                                   17
      9.6  Addresses for Notice, etc                                    17
      9.7  Press Releases, Public Disclosure                            17
      9.8  Counterparts                                                 17
      9.9  Headings                                                     17
      9.10 Governing Law                                                18

      SIGNATURE PAGE                                                    18

      EXHIBIT A - Leasehold Estates

      EXHIBIT B - Furniture, Fixtures and Equipment to be
              Excluded from the Sale

      EXHIBIT C - Leasehold Improvements, Furniture, Fixtures, and
              Equipment Transferred

      EXHIBIT C-1 Leasehold Improvements, Furniture, Fixtures, and
              Equipment Transferred

      EXHIBIT D - Deposit Liabilities Assumed

      EXHIBIT D-1 - Deposit Liabilities Assumed

      EXHIBIT E - Loans Purchased

      EXHIBIT E-1 Loans Purchased

      EXHIBIT F - Instrument of Assumption of Certain Liabilities

     EXHIBIT G - Sample Settlement Worksheets

     EXHIBIT G - 1 Allocation of Purchase Price

     EXHIBIT H - Assignment of Loans

     EXHIBIT I - Deconversion Servicing Agreement

  THIS PURCHASE AND ASSUMPTION AGREEMENT made as of this 21st day of July 1999, between MELLON BANK (MD) National Association, a national bank organized and existing under the laws of the United States of America and having its principal office in Rockville, Maryland, (the "Seller"), and SANDY SPRING NATIONAL BANK OF MARYLAND, a national bank organized and existing under the laws of the United States of America and having its principal office in Olney, Maryland, (the "Purchaser").

WHEREAS, the Seller desires to sell certain assets and transfer certain deposits and other liabilities of seven of its branch offices located in various locations throughout Maryland and Virginia, (the "Branches") to Purchaser; and

WHEREAS, the Purchaser desires to buy such assets and assume such liabilities of the Branches upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, agree and covenant as follows:

                                   ARTICLE I

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1     Effective Date.

Except as otherwise provided herein, the closing date for the purchase and assumption herein described (hereinafter termed the "Effective Date") shall be on a date mutually agreed to by the parties hereto, which shall be following the receipt of all regulatory approvals required by law and this Agreement, the expiration of all applicable waiting periods, and after all other conditions required to be satisfied prior to the Effective Date by Articles VI and VII of this Agreement have been waived or fulfilled, provided that the parties hereto shall use their best efforts to cause the Effective Date to occur on or before September 24, 1999. The effective time of the transaction contemplated herein shall be 11:59 p.m. on the Effective Date (the "Cut-Off Time"). The closing may be conducted in person, by mail, or telefax, or a combination thereof on the Effective Date.

1.2     Transfer and Consideration.

(a) The Seller agrees, subject to the terms and conditions of this agreement, to validly sell, assign, transfer, convey and deliver to the Purchaser, on the Effective Date:
         (i) all right, title and interest in and to the Loans, as defined in Section 1.2(b) and accrued interest receivable thereon;
         (ii)      all right, title and interest in and to the Deposit
                   Liabilities, as defined in Section 1.2(b);
         (iii)     all right, title and interest in and to the Seller's
                   leasehold estates in the real estate briefly described in Exhibit A (to the extent of the lessee's interest and subject to lessors' consents) on which the Branches are situated by assignments of leases and landlord consents, to be substantially in the form shown in Exhibit A attached to and made a part hereof, together with all improvements thereon, except as otherwise shown in Exhibit A;
         (iv) all right, title and interest in and to the furniture, fixtures and equipment relating to the Branches owned by the Seller, all of which is itemized on Exhibit C attached hereto and made a part hereof, provided further that the furniture fixtures and equipment being transferred shall not include those items listed on Exhibit B attached hereto and made a part hereof; and
         (v) all right, title and interest in and to the safe deposit box business conducted at the Branches.

(b) The Purchaser agrees that on the Effective Date, subject to the terms and conditions of this Agreement and as consideration for the aforesaid sale, assignment, transfer, conveyance and delivery:

         (i) it will pay to the Seller a cash premium (the "Deposit Premium") of eight and seventy hundredths percent (8.70%) of the deposit liabilities assumed by Purchaser pursuant to paragraph (b)(iv) of this
         Section 1.2 (the "Deposits"), excluding accrued interest payable thereon. For purposes of this Agreement, "Deposit Liabilities" shall mean all deposits of Seller shown on the books and records of the Branches, including accrued but unpaid interest and both collected and uncollected funds (but excluding overdrawn accounts which are identified in the post-Effective Date settlement process set forth in
         Section 1.3 herein) and balances in other accounts linked to accounts containing deposit liabilities under sweep or similar arrangements, together with Seller's rights and responsibilities under any related customer agreement, but excluding: (1) deposits subject to legal process, (2) deposits which have been reported as abandoned property under the abandoned property law of any jurisdiction, (3) deposits held in accounts for which Seller acts as fiduciary (other than deposits held in an Individual Retirement Account or Keogh Account), (4) deposits held in any Individual Retirement Account or Keogh

         Account that the Purchaser is prohibited from assuming under applicable law or where the account holder has notified Seller or Purchaser of his, her or its objection to Purchaser acting as custodian or trustee of such Individual Retirement Account or Keogh Account, (5) deposits owned by Seller or any of its subsidiaries or affiliates, (6) deposits constituting official checks, travelers checks, money orders or certified checks of Seller, (7) accounts designated as closed on the books and records of Seller, (8) deposits pledged as collateral for loans not being purchased by Purchaser, (9) any deposits that are affiliated with Seller's Private Banking or Business Banking sections that are not set forth in Exhibit D (as such exhibit is hereinafter described and as it may be superseded by an exhibit of a later date), and (10) any accounts that are business or commercial purpose (including Seller's Middle Market section) deposits that are not set forth in Exhibit D (as superseded by an exhibit of a later date). Exhibit D attached to this Agreement sets forth the Deposit Liabilities as of a date prior to the date hereof acceptable to the parties (including account types, identifying numbers, account balances, applicable interest rates, maturity dates, if any and other customary information, and on any amended Exhibit D, account names). In accordance with the provisions of Section 1.3, Exhibit D shall be amended and superceded by Exhibit D-1 which shall reflect the Deposit Liabilities as of the Cut-Off Time in connection with the adjusted settlement statement. Seller reasonably believes that Exhibit D accurately reflects the Deposit Liabilities as of the date of this Agreement. The parties recognize that the balances of the accounts listed in Exhibits D may fluctuate or change in the ordinary course of business, or that the accounts comprising Exhibits D may be adjusted by the Seller to correct any good faith errors in identification of the Deposit Liabilities that should properly be listed in said Exhibit D according to the terms of this Agreement. Notwithstanding the foregoing, without the prior consent of Purchaser, Seller shall not adjust Exhibits D to remove accounts or balances in existence on the date of Exhibit D from the Deposit Liabilities if such account or balances were not, as of the date hereof, treated by Seller as part of an excluded category of deposit.
         (ii) for the transfer of loans hereunder, it will pay to the Seller the amount set forth in Section 1.4(c), which shall include a cash premium ("Loan Premium") of Eight and Ninety-seven hundredths percent (8.97%) of the outstanding principal balances of the loans (excluding accrued interest receivable thereon), being acquired by the Purchaser pursuant to paragraphs (a)(i) and (b)(v) of this Section 1.2 (the "Loans"). For purposes of this Agreement, "Loans" shall mean, except as further qualified in Section 2.4(b) below, all consumer and business loans of the Seller shown in the books and records of the Branches, including on the open-end loans the accrued but unbilled interest, but shall not include: (1) any loans made to Seller's Private Banking customers that are not set forth in Exhibit E (as such exhibit is hereinafter described and as it may be superseded by an exhibit of a later date),
         (2) any business or commercial loans that are not set forth in Exhibit E (as superseded by an exhibit of a later date), (3) loans excluded by Purchaser as a result of Purchaser's due diligence and identified on a schedule delivered by Purchaser to Seller prior to the date of this Agreement, (4) loans made after the date of Exhibit E attached as of the date hereof which are excluded by Purchaser as a result of Purchaser's due diligence on such loans based solely on Purchaser's customary underwriting standards, which such excluded loans shall be identified on a schedule delivered to Seller not later than five (5) days after the Effective Date, (5) loans insured by the FHA, or (6) loans as to which Seller is unable to provide the representations and warranties set forth in Section 2.4 of this Agreement. Exhibit E attached to this Agreement sets forth the Loans as of a date prior to the date hereof acceptable to the parties (including account types, identifying numbers, loan balances, applicable interest rates, maturity dates, security, unfunded commitments with respect to such balances, and other customary information, and on any amended Exhibit E, account names). In accordance with the provisions of Section 1.3, Exhibit E shall be amended and superseded by Exhibit E-1 which shall reflect the Loans as of the Cut-Off Time in connection with the adjusted settlement statement. Seller reasonably believes that Exhibit E accurately reflects the Loans as of the date of this Agreement. The parties recognize that the balances of the Loans shown in Exhibit E may fluctuate or change in the ordinary course of business, or that the Loans comprising Exhibit E may be adjusted by the Seller to correct any good faith errors in identification of the Loans that should properly be listed in said Exhibit E, according to the terms of this Agreement. Notwithstanding the foregoing, without the prior consent of Purchaser, Seller shall not adjust Exhibits E to remove loan accounts or balances in existence on the date of Exhibit E from the Loans if such account or balances were not, as of the date hereof, treated by Seller as part of an excluded category of loan.

     (iii) it will pay to the Seller the value stipulated in Exhibit C hereto (as such exhibit may be amended and superceded) for the leasehold improvements, furniture, fixtures and equipment owned by the Seller; it being understood that Purchaser will pay Seller the book value (which shall mean, for purposes of this Agreement, cost less accumulated depreciation or amortization in accordance with generally accepted accounting principles) of all such property as shown on the books of the Seller, which will not include the book value of the items which will be retained by Seller that are listed in Exhibit B.
     (iv) it will assume and thereafter fully and timely perform and discharge in accordance with their terms all Deposit Liabilities identified on Exhibit D (as superseded by an exhibit of a later date) attached hereto and made a part hereof.
     (v) it will assume and thereafter fully and timely perform and discharge in accordance with their terms, and applicable law, all duties and obligations of the Seller as creditor under the Loans (and the agreements governing such) identified in Exhibit E (as superseded by an exhibit of a later date) attached hereto and made a part hereof; and
     (vi) it will assume and thereafter fully and timely perform and discharge, in accordance with their terms, all liabilities and obligations of Seller under the leases transferred and assigned to the Purchaser under this Agreement.

(c) The liabilities assumed by the Purchaser hereunder shall not include any liability of Seller of any kind or description not expressly set forth herein.

1.3      Preliminary Settlement and Adjustment to Cash Premium.

Two business days before the Effective Date, Seller shall deliver a preliminary settlement statement accumulated through the close of business at the Branches on a date not more than five (5) business days prior to the Effective Date (the "Pre-settlement Date"), except as otherwise mutually agreed to by the parties, in the form of Exhibit G, which shall be certified by an authorized officer of Seller. Such preliminary statement shall be based upon the fixed assets as of the most recent month-end preceding the Pre-settlement Date and the Deposit Liabilities and Loans as of the Pre-settlement date, except as otherwise mutually agreed to by the parties. Such preliminary settlement statement shall be the basis of the preliminary payment made to Purchaser on the Effective Date. Based on the preliminary settlement sheet data, which shall include calculations of the Deposit Premium and the Loan Premium, the amount due the Purchaser and the amount due the Seller shall be netted and Seller will transfer to Purchaser, in a manner as hereinafter described, the netted difference on or prior to the Effective Date. Within ten (10) days after the Effective Date, Seller shall deliver Exhibits C-1, D-1 and E-1 as of the Effective Date, which shall amend and supersede Exhibits C, D and E for purposes of the adjusting and final settlement statement. The parties shall use their best efforts to agree upon Exhibits C-1, D-1 and E-1, as of the Effective Date. At the same time, the parties shall agree upon and jointly prepare and attach to this Agreement as of the Effective Date an Allocation of Purchase Price on Exhibit G-1 reflecting the allocation of the Purchase Price as negotiated by the parties. Within 60 days of the Effective Date, the Seller shall prepare an IRS Form 8594 reflecting the allocation of the Purchase Price in accordance with Allocation of Purchase Price on Exhibit G-1 and shall submit such Form 8594 to Purchaser for review. Purchaser shall inform Seller in writing, of any disagreement with the amounts allocated on Form 8594 within 15 days after receipt. The amounts shown on Form 8594 shall become final should Purchaser fail to inform Seller of any disagreement within 15 days. The parties agree to use the allocations on Exhibit G-1 and IRS Form 8594 for all tax purposes, including the preparation of federal and state income tax returns. For purposes of the preparation of IRS Form 8594, the name, address and taxpayer identification number of the parties will be as listed in Section 9.6 of this Agreement. Not later than two business days after delivery of the Exhibits C-1, D-1 and E-1 as of the Effective Date, Seller shall pay to Purchaser (or Purchaser to Seller as the case may be) an adjusting settlement payment based on such exhibits together with accrued interest calculated at the Fed. Funds Rate for the number of days lapsed between the Effective Date and the date of such adjusting settlement payment. For purposes of this Agreement, Fed. Funds Rate shall mean the closing Federal Funds Rate as published in the Wall Street Journal on the day of each payment hereunder. Subject to the provisions of paragraph (c) of Section 1.8 hereof, an appropriate adjustment to the Deposit Premium shall be made in the event that an error in calculating deposits listed in Exhibit D-1 as of the Effective Date is discovered by the Purchaser within sixty (60) days of the Effective Date. Likewise, subject to the provisions of paragraph (e) of Section 1.4 hereof, an appropriate adjustment (including, without limitation, an appropriate adjustment to the Loan Premium) shall be made in the event that an error in identifying the proper Loans to be sold listed in Exhibit E-1 as of the Effective Date is discovered by the Purchaser within sixty (60) days of the Effective Date. All amounts due or adjustments to the Deposit Premium or the Loan Premium (after notice and the amount of the adjustment has been given) shall be made within two
(2) business days by timely wire transfer, or crediting or debiting (as the case may be) to an account of Purchaser or Seller, as appropriate.

1.4      Loans Transferred.


(a) Seller will transfer to Purchaser on the Effective Date, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in the Loans listed in Exhibit E (superseded and replaced by an exhibit of a later date as set forth in Section 1.3), free and clear of all liabilities, obligations, liens, claims, charges, security interests and encumbrances, and Purchaser shall purchase, acquire and accept, subject to the terms of this Agreement, all of Seller's right, title and interest in the Loans, together with all liens and security interests securing such Loans.

(b) In connection with the transfer of any Loans requiring notice to the borrower, Purchaser and Seller agree to comply with all notice and reporting requirements of the loan documents or of any law or regulation.

(c) As consideration for the sale and transfer of Loans hereunder, the Purchaser shall pay to the Seller on the Effective Date an amount equal to the outstanding, principal balances of the Loans, including accrued interest (and accrued, but unbilled on open-end accounts) all as of the Effective Date, plus the Loan Premium set forth above, in Section 1.2(b)(ii).

(d) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

(e) For a period of sixty (60) days after the Effective Date, Seller will forward to Purchaser loan payments received by Seller that relate to any of the Loans. Purchaser shall reimburse Seller upon demand for checks returned on payments forwarded to Purchaser; however, to the extent possible, Seller will deduct the amount of such returned checks from payments received and shall settle with Purchaser via a "due to" account described in Appendix II to Exhibit I hereto.

(f) On and after the Effective Date, Seller and Purchaser each will be responsible for maintaining and safeguarding all Loan files, documents and records in their possession related to the Loans in accordance with applicable law and sound banking practices and neither will destroy any such records without thirty (30) days written notice to the other, except that neither party shall destroy any such records during the ninety (90) day period immediately following the Effective Date.

(g) If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received on or prior to the Effective Date, which item is returned after the Effective Date, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase, plus the applicable Loan Premium, shall be paid by Purchaser to Seller promptly upon demand.

(h) As of the Effective Date, and by virtue of this purchase of the Loans, Purchaser shall succeed to all of Seller's right, title and interest in and to the outstanding principal balance of the Loans, all unpaid interest and fees, and all payments or other benefits due to be applied to said Loans, all in accordance with the terms and conditions thereof. As part of its sale of the Loans, at the Effective Date Seller will transfer, assign and convey to Purchaser all its right, title and interest in, to, and under (i) any promissory notes, loan agreements, security agreements, pledge agreements, guaranty agreements, endorsements, financing statements, disclosures, insurance certificates (to the extent available; for credit, death and disability) or other written agreements or documentation securing or relating to any of the Loans (the "Loan Contracts"), and (ii) the collateral held as security for any Loans which are secured (including, without limitation, deposits securing any of the Loans). At the Effective Date, Purchaser will assume Seller's obligations under and become obligated to discharge Seller's duties and obligations with respect to all Loans, Loan Contracts, and such collateral security. On the Effective Date, Seller shall deliver to Purchaser the Loan Contracts and such collateral. Within thirty (30) days following the Effective Date, Seller shall deliver to Purchaser the back-up documentation (to the extent available) which consists of customer applications, credit bureau reports, income/employment verifications, loan approvals, and the like, as required for specific Loans, and miscellaneous correspondence.


(i) As of the Effective Date, Purchaser shall become responsible to administer, manage, maintain, service, and collect the Loans in accordance with terms of the Loan Contracts and with all applicable laws.

1.5      Additional Obligations of the Seller.

(a)      On the Effective Date, the Seller shall:
         (i) deliver to the Purchaser at the respective Branches such of the assets purchased and specified in Exhibit C (as such exhibit may be superseded by an exhibit of a later date) (and excluding the items identified in Exhibit B) as shall be capable of physical delivery, including, without limitation, the furniture, fixtures and equipment purchased hereunder and all assets comprising the safe deposit box business at the Branches;
         (ii) execute, acknowledge and deliver to the Purchaser all such endorsements, assignments, bills of sale, and other instruments of conveyance, assignment and transfer in such form as shall be reasonably satisfactory to the Purchaser to consummate the sale and transfer of the assets purchased to the Purchaser;
         (iii) update Exhibit D to accurately reflect the Deposit Liabilities and accrued interest thereon as of the close of business on the business day established for the preliminary settlement statement and make available to Purchaser the netted funds as described in Section 1.3;
         (iv) assign, transfer and deliver to the Purchaser the following records pertaining to the Deposit Liabilities to be assumed by the Purchaser as exist and are available in whatever form or medium is maintained by the Seller: signature cards, orders and contracts between the Seller and the Branches' depositors, and records of similar character;

(b) From and after the Effective Date the Seller agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the historical books and records of account pertaining to the Deposit Liabilities and Loans assumed by the Purchaser and not otherwise transferred to the Purchaser on the Effective Date for the joint benefit of itself and the Purchaser, and that it will permit the Purchaser or its representatives, at any reasonable time and at the Purchaser's expense, to inspect, make extracts from or copies of, any such books and records as the Purchaser shall reasonably deem necessary; provided, however, nothing herein shall require the Seller to breach any obligation of confidentiality of any depositor or loan customer.


1.6      Additional Obligations of the Purchaser.

(a) To evidence the assumption by the Purchaser of the liabilities and obligations of the Seller assumed pursuant to this Agreement, the Purchaser shall execute, acknowledge and deliver to the Seller, on the Effective Date, instruments of assumption in the form attached hereto as Exhibits F and H; and



(b) Purchaser shall offer employment beginning immediately after the Effective Date to all employees of the Seller working at the Branches on the date thereof, including regular part-time employees, at base wages at least equal to their current base wages or salaries (excluding bonuses and similar payments) for six (6) months after the Effective Date. Purchaser shall grant to all employees accepting employment credit for all their respective service with Seller for the purposes of determining their participation, eligibility, waiting periods, and vesting rights, but not for purposes of benefit accrual, in any and all thrift, medical, life insurance, disability, pension plans and other employee benefits plans or programs currently maintained by Purchaser. Purchaser reserves the right to exclude past service in the calculation of profit sharing contributions or similar benefits. Purchaser shall provide coverage for pre-existing medical conditions to the extent that such condition is currently covered under Seller's plan, provided that such conditions would be covered under Purchaser's plan if it were not pre-existing. In such an event of differing coverages such person shall be covered by Seller's COBRA plan at the employee's expense. For a period of six (6) months after the Effective Date, the Purchaser will not terminate or reduce the level of base salaries or wages for any of such employees who accept Purchaser's offer of employment; provided, however, any such employee may be terminated or disciplined for cause as set forth in Purchaser's employee policies. Purchaser is not required hereby to maintain the titles, duties, or work location of any employee. Except as prohibited by law, within five (5) business days of the date of execution of this Agreement, Seller shall provide Purchaser with (i) a list of employees working at the Branches along with such employees' salaries, job descriptions, work site or sites, and date of hire, and (ii) complete copies of any and all employment agreements, severance agreements, change in control agreements, or similar agreements (or policies enforceable by an employee against Seller) to which any such employee is or a party or is subject. Seller shall attempt to obtain any written authorizations from such employees necessary for Seller to lawfully provide such information. Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to offer employment to (or if offered, to continue the employment or maintain the base salary or wages of) any employee who is not included on such list or any employee who is a party to or the subject of any such agreement or policy. Seller shall not increase or commit to increase the salaries or wages of any employee of the Branch prior to the Effective Date except for customary increases consistent with past practice. The provisions of this section are not intended to create any third party beneficiaries, shall not be enforceable by any party other than Seller or Purchaser, and, without limitation, are not enforceable by any employee of Seller or Purchaser.

1.7      Customer Notifications.

Purchaser will develop appropriate notices to customers of the Branches, which notices will include the Effective Date, appropriate details of the assumption and purchase, any changes to the customer's deposit or loan accounts which will occur as of the Effective Date, and other appropriate information about the Branches and the Purchaser (which is hereinafter called the "Purchaser's Customer Notice"). Purchaser will submit the Purchaser's Customer Notice to the Seller for approval, which approval shall not be unreasonably withheld or delayed, no later than twenty (20) days after the date of this Agreement.
Seller covenants and agrees to use its best efforts to provide the Purchaser with copies of all of Seller's relevant standard forms of agreements, loan documents, and other material necessary for Purchaser to determine the form of such notice and the period for which such notice must be given within five (5)
business days after the date of this Agreement.    Following receipt of
regulatory approval of the transactions contemplated hereunder or such earlier date as the parties may agree, the Purchaser will send the Purchaser's Customer Notice to the customers of the Branches by first class mail at its own expense. Within twenty (20) days of the date of this Agreement, Seller will provide a proposed form of notice to customers of the Branches to Purchaser for its review and suggestions. Seller agrees to consider all of Purchaser's reasonable suggestions. After the form has been finalized, at the discretion of the Seller, the Seller will send this notice to the customers of the Branches by first class mail at Seller's own expense. Seller and Purchaser will coordinate the distribution of these notices so as to minimize disruption of the Branches and confusion of the Branches' customer base. In order to reduce the continuing charges to the Seller through the check clearing system of the banking, industry which will result from check forms of the Seller being used after the Effective Date by the depositors whose accounts are assumed, the Purchaser agrees, at its cost and expense, and without charge to such depositors, to furnish each depositor of an assumed account with checks (or deposit and withdrawal slips, as appropriate) for demand deposit accounts and personal lines of credit accounts on the forms of the Purchaser with instructions to utilize the Purchaser's checks and to destroy unused checks of the Seller. Such checks (or deposit and withdrawal slips) shall be furnished to depositors of the Branches prior to the Effective Date, but in no event more than five (5) business days prior to the Effective Date.

1.8      Certain Transitional Matters.

Following the Effective Date:


(a) The Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to the Purchaser by mail, over the counter or through the check clearing, system of the banking industry, by depositors of the deposit accounts assumed, whether drawn on the checks, drafts or withdrawal order forms provided by the Seller or by the Purchaser, and in all other respects to discharge in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing, to the depositors whose accounts are assumed by the Purchaser. The Purchaser's obligation under this paragraph to honor checks, drafts and withdrawal orders on forms provided by the Seller and carrying, its imprint (including name and transit routing number) shall not apply to any such check, draft or withdrawal order presented to Purchaser more than sixty (60) days following the Effective Date.

(b) Purchaser shall honor all stop payment orders on demand deposit accounts and personal lines of credit initiated prior to the Effective Date and reflected in the stop payment documents delivered to Purchaser on the Effective Date or thereafter. If following receipt of appropriate stop order documentation, Purchaser makes any payment in violation of any such order, Purchaser shall be solely liable for any such payment and shall indemnify, hold harmless and defend Seller from and against all claims, liabilities, losses, fines or other expenses, including reasonable attorneys' fees and expenses, arising out of any such payment. In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Effective Date but not reflected in stop payment documents delivered to Purchaser prior to such payment, Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses and liabilities, including, reasonable attorneys' fees and expenses, arising out of any such payment.

(c) Seller will promptly remit to Purchaser all amounts intended as Deposits and all other amounts properly payable to Purchaser rather than Seller as a result of the transactions contemplated hereby which may be received by Seller after the Effective Date.


(d) Upon request after the Effective Date either to Seller or Purchaser from any state or the Federal government to reclaim funds relating to forged social security checks, unemployment checks or welfare checks credited by Seller or cashed by Seller on or prior to the Effective Date to a Deposit transferred to and assumed by Purchaser pursuant to this Agreement, Purchaser hereby agrees to honor such request and to pay to such governmental entity the amount requested as of the date of such request. Seller shall remain liable for remitting any deficiency to such Governmental entity and shall reimburse Purchaser promptly in the amount paid by Purchaser pursuant to the preceding sentence.


(e) If, within sixty (60) days following the Effective Date, any of the depositors of the accounts assumed, instead of accepting the obligation of the Purchaser to pay the deposit liabilities assumed, shall demand payment from the Seller for all or any part of any such assumed Deposit Liabilities, the Seller shall not be liable or responsible for making such payment. If any of such depositors draws a check, draft or withdrawal order against the Deposit Liabilities, including accrued interest, assumed from the Seller hereunder which is presented or charged to the Seller within sixty (60) days after the Effective Date, the Seller may pay the same and the Purchaser agrees to reimburse the Seller for any such payments or charges, provided there are sufficient funds in the depositor's account. The Seller shall not be deemed to have made any representation or warranty to the Purchaser with respect to any such checks, drafts or withdrawal orders of depositors whose accounts have been assumed by the Purchaser, and any such representations or warranties implied by law are hereby disclaimed. The Purchaser will settle with the Seller any such checks, drafts or orders of withdrawal presented by Seller to Purchaser for reimbursement, provided there are sufficient funds in the depositor's account, no later than the start of the second business day after presentment.

(f) The Purchaser will pay to the Seller within two business days after presentment an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an account which has been assumed by the Purchaser which are returned to the Seller after the Effective Date.

(g) Manifest errors in calculation or data entry relating to any amount supplied hereunder may be corrected by notice to the other party within sixty (60) days after the Effective Date. Each party hereunder agrees to take any action, including the payment of money or the amendment of any records, necessary to reflect such correction within five (5) business days after receiving such notice from the other party.

(h) Exhibit I, attached hereto, sets forth specifics on Seller's and Purchaser's deconversion tasks and post Effective Date data processing.

1.9      Indemnification.

(a) The Seller shall indemnify the Purchaser and hold it harmless from and against any losses, liabilities, damages or expenses (collectively, "Losses") that the Purchaser may sustain or become subject to as a result of
    (i) any breach of any representation, warranty or agreement of Seller contained in this Agreement, (ii) any claim, legal action or administrative proceeding, based on any conduct of Seller or resulting from or arising in connection with the operation of the Branches prior to or on the Effective Date or ownership by Seller of the Branches or any of the assets transferred hereunder, or (iii) the assertion against Purchaser of any liability or obligation with respect to Taxes (as defined below) or information reporting requirements of any taxing, authority attributable to the assets or operations of the Branches prior to the Effective Date or that Seller is obligated to pay hereunder; provided, however, Seller shall have no obligation to indemnify Purchaser against any Losses for which a claim for indemnification has not been made by Purchaser prior to one year after the Effective Date with respect to clause (i) above, prior to two years after the Effective Date with respect to clause (ii) above, and prior to expiration of the applicable statute of limitations taking into consideration any extensions thereof pertaining to such Taxes or information reporting requirements with respect to clause (iii) above. "Taxes" shall include, but not be limited to, any federal, state, local, foreign and other income, franchise, capital stock, employees' income withholding, non-resident alien withholding, social security, unemployment, disability, real property, personal property, sales, use, excise, transfer, business privilege, bank shares tax, loans and other taxes or governmental fees or charges, including any interest, penalties or additions to tax on the foregoing.

(b) The Purchaser shall indemnify the Seller and hold it harmless from and against any Losses that the Seller may sustain or become subject to as a result of (i) any breach of any representation, warranty or agreement of Purchaser contained in this Agreement, (ii) any claim, legal action or administrative proceeding based on any conduct of Purchaser or resulting from or arising in connection with the operation of the Branches after the Effective Date or ownership by Purchaser of the Branches or any of the assets transferred hereunder, or (iii) the assertion against Purchaser of any liability or obligation with respect to Taxes or information reporting requirements of any taxing authority attributable to the assets or operations of the Branches after the Effective Date or that Purchaser is obligated to pay hereunder; provided, however, Purchaser shall have no obligation to indemnify Seller against any Losses for which a claim for indemnification has not been made by Seller prior to one year after the Effective Date with respect to clause (i) above, prior to two years after the Effective Date with respect to clause (ii) above, and prior to expiration of the applicable statute of limitations taking into consideration any extensions thereof pertaining to such Taxes or information reporting requirements with respect to clause (iii) above.

(c) To exercise its indemnification rights under this Section 1.9 as a result of the assertion against it of any claim or liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party that such claim or liability has been asserted, shall advise the indemnifying party of all facts relating thereto within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claim or liability (in which event the indemnified party may participate in the defense at its sole expense). The indemnified party shall not settle or compromise any such claim or liability and then seek to be indemnified from and against all Losses resulting therefrom, without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

1.10     Pro-Rata Adjustment of Expenses.

Taxes and any items either of which may become a municipal lien upon the premises shall be pro-rated on a daily basis and settled between the parties as of the Effective Date.

1.11     Fixed Assets.

Exhibit C identifies the leasehold improvements, furniture, fixtures and equipment to be transferred by Seller to Purchaser under this Agreement as of June 30, 1999, grouped by Branch, and provides the book value of each such improvement or item of furniture, fixture or equipment, to the extent available to Seller without unreasonable effort or expense, and if such information is not reasonably available, Seller shall provide the most detailed information reasonably available. Exhibit C will be updated and superseded as described in
Section 1.3 hereof. Prior to the Effective Date, assets shall be added or subtracted from Exhibit C only in the ordinary course of business, except as mutually agreed by Seller and Purchaser.

                                   ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

2.1      Corporate Organization.

The Seller is a national bank validly existing and in good standing under the laws of the United States of America. The Seller has the corporate power and authority to own the property being transferred, to carry on its business as presently conducted and to effect the transactions contemplated hereunder. The Seller's deposit liabilities are insured by the Federal Deposit Insurance Corporation ("FDIC").


2.2      No Violation.

The execution and delivery of this Agreement by Seller does not, and the consummation by it of the transactions contemplated hereby will not, constitute
(i) a breach or violation of, or a default under, any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument of Seller or to which Seller is subject, which breach, violation or default would have material adverse effect on the financial condition, business or results of operation of Seller and its subsidiaries taken as a whole or (ii) a breach or violation of, or a default under, Seller's articles of association or by-laws; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, Governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the approval of applicable regulatory authorities referred to in
Section 6.4 hereof and the consents of lessors of the Branches referred to in
Section 6.5 hereof.


2.3      Corporate Authority and Validity.

The execution and delivery of this Agreement and consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action and no further corporate authorization on the part of the Seller is necessary to consummate such transactions. This Agreement is a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights and to generate equity principles.

2.4      Loans.

(a) Each Loan being transferred by Seller to Purchaser is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and accrues interest in accordance with the terms of the applicable Loan Documents. The records of Seller regarding all Loans outstanding are accurate and complete in all material respects. Each Loan is the legal, valid and binding obligation of the obligor and any guarantor named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such Loan. The records and files of Seller to be delivered to Purchaser hereunder, evidencing and relating to the Loans, contain such information and documentation as Seller reasonably believes to be sufficient for Seller to properly conduct its banking business with respect to such Loans if the transaction contemplated were not consummated. Without limitation, the collateral documents, evidence of security interests, notes and other documentation of all types contained in the records to be delivered to Purchaser hereunder related to the Loans are sufficient to enforce such Loans against the obligors and guarantors (if any) thereof, in accordance with the respective terms thereof, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.


(b) None of the Loans are in default with respect to any material provisions (except payment), or are 30 days or more currently past due or are listed on Seller's books as being in non-accrual or restructured status, (which term shall include, without limitation, Loans in which the collateral securing the same has been repossessed or in which repossession efforts have been instituted or, claim and delivery or foreclosure proceedings have been filed). No obligor on any Loan has currently on file a petition for relief under the United States Bankruptcy Code or other state or federal bankruptcy, insolvency or similar statute, or with respect to which the obligor has made a general assignment for the benefit of creditors.

(c) No real property which stands as collateral security for any part of any Loan to be purchased by Purchaser hereunder is, to the best of Seller's knowledge and belief, the subject of any action, suit or proceeding, pending or, to the best of Seller's knowledge and belief, threatened, under environmental, hazardous waste disposal or other similar federal or state laws, rules or regulations, and, to the best of Seller's knowledge and belief, none of such real property has been used in any manner which would violate any such laws, rules or regulations.

(d) There is no action, suit or proceeding, pending against Seller or threatened against Seller which respect to any Loan, that alleges violation of, or noncompliance with, any state or federal consumer lending consumer protection or other compliance statute or regulation, including but not limited to the Truth in Lending Act, the Real Estate Settlement Practices Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Practices Act, or Regulation B or Regulation Z promulgated by the Board of Governors of the Federal Reserve System, each as amended, that would, if adversely determined, have a material adverse effect on the value of the Loans being sold hereunder, and Seller has had no notice or communication with respect to any such action, suit or proceeding, and there is no such violation.


2.5      Title to Property; Encumbrances.

(a) The Seller is the owner of the furniture, fixtures, equipment and other such assets to be transferred to the Purchaser pursuant to this agreement, and in no case are any of such assets subject to any mortgage, pledge, lien, security interest, conditional sales agreement, lease, encumbrance or charge of any nature whatsoever.


(b) The leasehold estates being assigned and the furniture, fixtures and equipment being sold pursuant to this Agreement are substantially all of the tangible assets owned by the Seller and/or used by it to conduct the business operations of the Branches as of the date hereof, other than the items set forth in Exhibit B which are not being sold to the Purchaser hereunder. The leasehold premises, and the furniture, fixtures and equipment being sold are all in good operating condition and repair, giving consideration to their age and use and subject to ordinary wear and tear.

(c) No notice of any violation of zoning laws, building or fire codes, or other statutes, ordinances or regulations relating to the Branches or the operation thereof has been received by the Seller, and to the best of Seller's knowledge and belief, no such violation exists. Without limitation, to the best of Seller's knowledge and belief, none of the Branch premises is the subject of any pending or threatened action, suit or proceeding under environmental, hazardous waste disposal, or other similar federal or state laws, rules or regulations, and, to the best of Seller's knowledge and belief, none of such premises has been used in any manner which would violate any such laws, rules or regulations.

2.6      Deposit Liability Records.

(a) The Deposit Liabilities are insured by the Bank Insurance Fund of the FDIC. None of the Deposit Liabilities are insured by the Savings Association Insurance Fund of the FDIC or are assessed at rates applicable to deposits so insured.


(b) The Seller will provide the Purchaser with access to all current records of account pertaining to deposit liabilities of the Branches to be assumed by the Purchaser pursuant to this Agreement in such form or medium as is maintained by the Seller, which form or medium is recognized by applicable regulatory authorities as being appropriate. All such records of account are accurate, and all purported signatures on and the executions of any documents are genuine. With respect to the deposit records, Seller is in good faith compliance with the Internal Revenue Code of 1986 and the regulations thereunder (the Code), relative to obtaining from depositors executed Forms W-8 and W-9. Seller has made the two consecutive annual mailings pursuant to Section 3406 and 6724 of the Code for those deposit liabilities for which an annual mailing is required. The records assigned, transferred and delivered to the Purchaser pursuant to paragraph (a)(iv) of
    Section 1.5 and as provided for in Exhibit F hereof will, at the Effective Date, be in a form or medium which has been recognized by applicable regulatory authorities as being appropriate, will be accurate, and constitute all such records as are required by such regulatory authorities to be necessary to lawfully conduct the business of taking deposits at the Branches except for those historical books and records of account retained by the Seller for the joint benefit of the Seller and the Purchaser pursuant to Section 1.5 hereof.

(c) No notice of any violation of the Bank Secrecy Act, including, without limitation, the currency reporting requirements thereof, relating to the Branches or the Deposit Liabilities has been received by the Seller, and, to the best of Seller's knowledge and belief, no such violation exists. Seller will use commercially reasonable efforts to cooperate and share information regarding suspicious patterns of large currency transactions under the Bank Secrecy Act that reasonably pertain to the Branches or the Deposit Liabilities and which occur within a relevant period of time before or on the Effective Date.

2.7      Non-solicitation of Business.

(a) The Seller will not, for thirty (30) months following the Effective Date, solicit customers whose deposit or loan accounts are included in Exhibit D-1 or on Exhibit E-1 and expected to be transferred, except as may occur in connection with (i) mass mailed credit card solicitations not targeted to such customers and (ii) advertising or solicitations directed to the public generally, using print, television or radio, and not targeted to depositors at the Branches. The Purchaser recognizes that, in connection with solicitations directed to the public generally, the Seller cannot easily control telemarketing and mass mailings which may be received by customers of the Branches and agrees to permit the Seller to engage in such activities provided that such solicitations do not target such customers. Purchaser further recognizes that some customers of the Branches may inadvertently be solicited by the Seller following the Effective Date because mailing lists and similar solicitation materials were prepared prior to the Effective Date. Also, the Purchaser agrees to permit the Seller to distribute "Statement Stuffer" materials to customers who hold accounts or maintain banking relationships at other branches, departments, or entities of the Seller notwithstanding the fact that some of such customers may also be depositors at the Branches. It is the understanding of the Purchaser and the Seller that solicitation does not include the circumstances wherein a customer of the Branches initiates discussions with the Seller. The Seller will give instructions to the personnel located at the neighboring community offices not to solicit the Branches's customers for thirty (30) months following the Effective Date.

(b)      The Seller further represents and covenants that for a period of thirty
    (30) months following the date of this Agreement, it will not establish any branch office, except as noted below in (ii), within Montgomery County, Maryland (including, without limitation, the political jurisdictions located within its geographic boundaries) or within a radius of three (3) miles of the Tysons Branch or the Annapolis Branch. For purposes of this section, the term "establish" shall not include (i) the acquisition of branches by Seller in a direct or indirect acquisition of a whole bank or savings association (by merger, purchase and assumption, or otherwise) provided such branch offices have been established and operating for at least two months prior to the execution of a definitive agreement for such acquisition and provided further that the deposits of such bank or savings association so acquired (together with its affiliates) within such areas constitute less than 10% of such institution's total deposits at the date the acquisition is consummated; and (ii) the establishment of loan production offices; or the establishment of branch offices, or other facilities that only provide specialized banking products and services to Seller's Private Banking and Business Banking customers, provided such offices are not on the first floor or street level and are not of a character that invites the general public through advertising, signage, or otherwise; provided, however, that nothing herein shall prohibit Seller from identifying its office location in building directories and the like.

2.8      Limitation of Warranties


Except as may be expressly represented or warranted in this Agreement by the Seller, the Seller makes no representations or warranties whatsoever with regard to any assets being transferred, assigned or delivered to the Purchaser or any liability or obligation being assumed by the Purchaser.


2.9      Broker's Commissions; Finder's Fees.

All negotiations relative to this Agreement and the transactions contemplated herein have been carried on by the Seller directly with the Purchaser and no action has been taken that would give rise to any valid claim against the Purchaser for a brokerage commission, finder's fee or other like commission. This representation and warranty shall survive the Effective Date.

2.10     Certain Regulatory Matters.

Seller is an Eligible Bank as defined in 12 CFR (S) 5.3(g) and the Business Combinations Booklet of the Comptroller of the Currency's Corporate Manual (April 1998). Seller is not aware of any basis for denial by the Office of the Comptroller of the Currency ("OCC") for use of the streamlined application form or of expedited processing of the application for approval of such transactions. Seller has not entered into any commitment with any community organization, civic association, or similar entity to provide banking services to any community served by any of the Branches. Seller did not receive a less than satisfactory CRA rating in its last examination for Seller as a whole or with respect to any MSA, non-MSA or other portion of Seller's market.

2.11     Delivery of Employment Information.

To the extent permitted by applicable law, Seller has delivered complete copies of any and all employment agreements, severance agreements, change in control agreements, or similar agreements (or policies enforceable by an employee against Seller) of each employee of the Branches required by Section 1.6(b) hereof.


                                  ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

3.1      Corporate Organization.

The Purchaser is a national bank validly existing and in good standing under the laws of the United States of America. The Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred, and to effect the transactions contemplated hereunder. The Purchaser's deposit liabilities are insured by the Federal Deposit Insurance Corporation.

3.2      No Violation.


The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule, regulation, judgment, decree, order, Governmental permit or license, agreement, indenture or instrument of Purchaser or to which Purchaser is subject, which breach, violation or default would have a material adverse effect on the financial condition, business or results of operation of Purchaser and its subsidiaries taken as a whole or (ii) a breach or violation of, or a default under, Purchaser's articles of association or by-laws; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, Governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the approval of applicable regulatory authorities.

3.3      Corporate Authority and Validity.

The execution and delivery of this Agreement, and consummation of the transactions contemplated hereunder, have been duly authorized by all necessary corporate action and no further corporate authorization on the part of the Purchaser is necessary to consummate the transactions contemplated hereunder. The Agreement is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.4      Certain Regulatory Matters.


    Purchaser is an Eligible Bank as defined in the Business Combinations Booklet of the OCC's Corporate Manual (April 1998). Purchaser is not aware of any basis for denial by the OCC for expedited processing of the application for approval of such transactions.

                                   ARTICLE IV

CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE

4.1  Activity in the Ordinary Course.

(a) The Seller shall conduct the business of the Branches in substantially the same manner as heretofore conducted, and the Seller shall not, with regard to the Branches, engage in any activities or transactions, or establish pricing or other terms of loans or deposits that will be sold to Purchaser hereunder, outside its ordinary course of business as conducted as of the date hereof and consistent with Seller's past practice, and shall not after the date of this Agreement, initiate any new special rate or other promotions or otherwise set the interest rates or other terms of loan or deposit accounts such that they are significantly more attractive to the customer than those generally offered in Montgomery County, except to the extent Seller is legally required to do so.

(b) The Seller shall use its best efforts to preserve its business operation as presently conducted at the Branches, to preserve for the Purchaser the good will of the Seller's customers and others doing business with the Branches, and shall cooperate with and assist the Purchaser in assuring the orderly transition of such business from the Seller to the Purchaser. Nothing in this paragraph (b) shall be construed as requiring the Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted by the Seller.


(c) Seller shall not transfer any of the Loans, Deposit Liabilities, or other assets intended to be conveyed to Purchaser under the terms of this Agreement to any other branch or office of Seller or to any of its affiliates, or to any other party, except as otherwise permitted by this Agreement.

                                   ARTICLE V

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER THE EFFECTIVE DATE

5.1      Full Access.

The Seller shall afford to Purchaser and authorized representatives of the Purchaser, upon prior notice, access to the properties, books and records pertaining to the Branches, at reasonable times without interfering with the Branches' normal business and operations, in order that the Purchaser may have full opportunity to make reasonable investigations of the affairs of the Seller relating to the Branches, and the Seller shall furnish the Purchaser with such additional financial and operating data and other information as to its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches, including, without limitations information required for inclusion in all Governmental applications necessary to effect the transactions contemplated hereunder. Nothing in this
Section 5.1 shall be deemed to require the Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Anything to the contrary notwithstanding, the Purchaser shall not require the Seller to disclose the Seller's profitability analysis of the Branches or any other proprietary financial information except as contemplated by this Agreement. In addition, for at least forty-five (45) days before the Effective Date, Seller shall afford Purchaser access to the Branches during business hours and during such times that such offices are not open to the public, in order that the Purchaser may prepare to occupy and operate the Branches as of the first business day (including any weekday or Saturday on which the Branches historically have been open for business) following the Effective Date. During such period, Purchaser may, at its own expense, install and test electrical, data, and other equipment, so long as such installation, testing or equipment does not interfere with the operations of the Branches and such equipment is not identifiable to customers as that of any institution other than Seller. Purchaser shall remove such electrical and other equipment and return the Branch premises to its former condition, within limits of commercial reasonableness, if this Agreement is terminated, and shall hold Seller harmless from any damage suffered by reason of such access, installation, or removal. In addition, for at least thirty (30) days before the Effective Date, Seller will make available the employees of the Branches for training by Purchaser at Purchaser's expense and on Purchaser's premises. Purchaser shall reimburse Seller for any additional costs relating to such training time.

5.2      Requirements to Obtain Approval of Regulatory Authorities.

(a) Purchaser's Requirements. In order to consummate the transactions contemplated by this Agreement and to acquire the Branches, the Purchaser will require the approval of the OCC. As soon as possible, but not later than two (2) business days after execution of this Agreement, the Purchaser shall prepare and file an application with the OCC for expedited, accelerated, or early approval to consummate the transactions contemplated hereunder and to acquire the Branches as contemplated hereby and thereafter shall (i) comply with the normal and usual requirements imposed by the OCC applicable to effectuate the transactions contemplated hereunder, and (ii) use its good faith efforts on a priority basis to obtain any required permission of the OCC to consummate such transactions and to acquire the Branches. Purchaser shall also promptly file all other regulatory applications, (including, but not limited to a Hart-Scott Rodino filing, if applicable) whether federal or state, as may be necessary to obtain approval to consummate the transaction described herein. The Purchaser agrees to provide the Seller promptly with copies of any application as filed (except for any confidential portions thereof) and all notices, orders, opinions, correspondence and other documents with respect thereto. It is understood that Purchaser may determine not to operate all of the Branches after the Effective Date and may close, sell, or consolidate one or more Branches, and that any intention of Purchaser to do so ascertained prior to the Effective Date will be disclosed in the application to the OCC or in subsequent correspondence with the OCC with respect to the application. Any closings, consolidations, or sales will be effected in a manner designed not to delay approval by the OCC.

(b) Seller's Requirements. The Seller shall, as soon as practicable following the execution of this Agreement, prepare and file any notice(s) or application(s), as required by law, with the appropriate regulatory authorities regarding the termination of its operation of the Branches, the sale of the Branches to the Purchaser and to effect in all other respects the transactions contemplated hereunder. The Seller agrees to provide information and approvals needed for applications, notices, and filings to be prepared by Purchaser pursuant to Section 5.2(a), and to process any application Seller or Purchaser is required to prepare or file hereunder, in a diligent manner, and to provide the Purchaser promptly with a copy of any application filed by Seller (except for any confidential portions thereof) and all notices, orders, opinions, correspondence and other documents with respect thereto, and to use its good faith efforts on a priority basis to obtain all necessary regulatory approvals to terminate its operation of the Branches, to sell the business operations of the Branches and to consummate the transactions contemplated hereunder.

5.3      Further Assurance.

The parties hereto agree to execute and deliver such instruments and to take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. The Seller agrees to duly execute and deliver such bills of sale, acknowledgments and other instruments of conveyance and transfer as, in the reasonable judgment of the Purchaser, shall be necessary and appropriate to vest in the Purchaser the legal and equitable title to the assets of the Seller being sold hereunder, free and clear of all liens and encumbrances except as otherwise noted in the Exhibits hereto. Purchaser shall be responsible for all costs of deed recordation and, Purchaser shall also pay, or reimburse Seller for Seller's payment of, all state or local sales or compensating use or transfer taxes, including without limitation any recordation taxes, payable in connection with the transactions contemplated hereunder, other than any tax or portion thereof calculated directly or indirectly with respect to the income of Seller.

5.4      Right to Intervene.


In the event that any claim, protest, suit or other proceeding is instituted against the Purchaser as a result of this Agreement, the Seller shall have the right, at its discretion and expense, to intervene in such litigation, and Purchaser hereby consents to such intervention.

5.5      Damages for Voluntary Non-Consummation.

If, after the execution of this Agreement, the Purchaser voluntarily elects to not proceed with the closing on the Effective Date when there has not been a termination of this Agreement pursuant to Article VIII of this Agreement, the Purchaser shall be liable to the Seller for the Seller's costs and expenses incurred in preparation for said transaction, plus liquidated damages in the amount of Two Hundred Thousand Dollars ($200,000), an amount agreed upon by the parties as being a reasonable estimate of the damages to be incurred by the Seller in such event. Upon payment of such liquidated damages, Purchaser shall be released from liability to the Seller (and any of its affiliates, owners, successors or assigns) for each and every claim for loss, damages or expenses under this Agreement or in connection with the transactions contemplated hereby, other than actual losses, damages or expenses that are determined by final, non-appealable judgement of a court with appropriate jurisdiction to be the direct result of Purchaser's willful misconduct.

5.6      Consents and Assignments; Lease Renewal.

On or prior to the Effective Date, Seller shall use good faith, reasonable efforts to obtain consents of lessors to the assignment to Purchaser of all leases of Branch premises upon terms substantially the same as those applicable to Seller, including but not limited to the same lease payments applicable to Seller. Seller shall cooperate with Purchaser's effort to negotiate with the lessor of the Wildwood Branch office for an extension of the lease or new lease of such premises referred to in Section 6.5 hereof.

5.7 Test Tapes; Conversion.

Seller shall provide test tapes and other data processing information for Loans and Deposits to Purchaser's data processor in customary form on or before July 23, 1999, and shall otherwise cooperate with Purchaser to effect the conversion of such accounts from Seller's data processing systems to Purchaser's data processing systems on the first business day (including any weekday or Saturday on which the Branches historically have been open for business) following the Effective Date, as specified in Exhibit I.

5.8      Signs.

Seller, at its own expense, will remove all of its identifying signs relating to the Branches (including, without limitation, signs advertising, listing, or referring to Seller, Seller's products or services, or a logo or service mark associated with Seller or any affiliate of Seller in the vicinity of any Branch) within one calendar day after the Effective Date. Seller and Purchaser shall cooperate to schedule removal of Seller's signage and installation of Purchaser's signage within one calendar day after the Effective Date.


5.9      Condition of Premises.

Within one calendar day after the Effective Date, Seller shall have removed, at its own expense and in a manner that does not unreasonably interfere with Purchaser's right to possess and operate any Branch, all of its property not purchased or leased by Purchaser hereunder, including, without limitation, any and all trash and unused forms, supplies, and office equipment not purchased by Purchaser hereunder, or, with respect to leased property, not transferred to Purchaser hereunder. Seller shall deliver the premises of each Branch in clean and safe condition, and without tears or gaps in carpeting, damage to walls, ceiling or floors, or other defects that may unreasonably interfere with Purchaser's operation of the premises as an attractive and safe branch office on the first business day (including any weekday or Saturday on which the Branches historically have been open) following the Effective Date. The condition and state of repair of such premises shall satisfy the requirements of the leases in effect immediately prior to the Effective Date on such premises applicable during and at termination of such leases.

5.10  Termination of Service Agreements.

Seller shall terminate all service, repair, maintenance, hauling and similar contracts applicable to the Branches at or prior to the Effective Date, and shall hold Purchaser harmless from any claims thereunder.

5.11  Purchaser's Inspection of Premises.

Purchaser may in good faith hire a duly qualified, independent engineer or building inspector to conduct promptly after the execution of this Agreement any and all inspections Purchaser deems necessary or appropriate. If the written report from said engineer or building inspector, a copy of which must be supplied to Seller within forty-five (45) days of the Effective Date, identifies any material deficiencies on or to said premises, including but not limited to deficiencies which (i) constitute violations of the respective lease pertaining to said premises, or (ii) inadequate or delayed maintenance and upkeep of said premises, Seller shall promptly take reasonable action to correct said deficiency, provided, however, that Seller shall not be responsible for the repair or correction of any deficiency the repair or correction of which is the obligation of the landlord of such premises under the lease relating thereto.

                                   ARTICLE VI

CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligation of the Purchaser to consummate the transactions provided for in this Agreement is conditioned upon fulfillment, at or before the Effective Date, of each of the following conditions:

6.1   Representations and Warranties True.

Each of the representations and warranties contained herein of the Seller shall be true in all material respects on the Effective Date as if made on and as of such date, except for any changes permitted by the terms hereof or consented to by the Purchaser in writing.

6.2  Obligations Performed.

The Seller shall have performed and complied in all material respects with all obligations and agreements contained herein of the Seller required to be performed or complied with by it prior to or at the Effective Date.

6.3  No Adverse Litigation.

On the Effective Date, no action, suit or proceeding shall be pending or threatened against the Seller or the Purchaser which (a) might reasonably be expected to materially and adversely affect the business, results of operation or financial condition of the Branches, or (b) challenges the validity or consummation of the transactions contemplated by this Agreement.

6.4  Regulatory Approval.

The Purchaser shall have received from the appropriate regulatory authorities approval, without the imposition of any condition or requirement that materially and adversely affects the value to the Purchaser of the transaction contemplated by this Agreement, taken as a whole.

6.5   Availability of Premises for Intended Use.

The Premises of each Branch shall not have been destroyed, damaged or condemned, and shall be available for use by the Purchaser as contemplated by this Agreement. All consents of third parties or assignments of premises necessary to allow occupancy of the premises by Purchaser, and any lease, lease extension or commitment with respect thereto described in the letter from Purchaser to Seller of even date herewith, shall have been obtained, or waived.

6.6   Material Adverse Change.

There shall have occurred no material adverse change in the subject matter of the transactions contemplated by this Agreement, taken as a whole, excluding any adverse change that results from changes in general economic conditions or general levels of interest rates.

6.7   Certificate of Compliance.

The Seller shall have delivered to the Purchaser a certificate of a duly authorized officer, dated the Effective Date, certifying to the best of such officer's knowledge after reasonable investigation to the fulfillment of the conditions set forth in Sections 6.1, 6.2, 6.3 (with respect to Seller only),
6.5 and 6.6.


                                  ARTICLE VII


CONDITIONS TO THE SELLER'S OBLIGATIONS

The obligation of the Seller to Consummate the transactions provided for in this Agreement is conditioned upon fulfillment, at or before the Effective Date, of each of the following conditions:

7.1   Representations and Warranties True.

Each of the representations and warranties contained herein of the Purchaser shall be true in all material respects on the Effective Date as if made on and as of such date, except for any changes permitted by the terms hereof or consented to by the Seller in writing.

7.2   Obligations Performed.

The Purchaser shall have performed and complied in all material respects with all obligations and agreements contained herein of the Purchaser required to be performed or complied with by it prior to or at the Effective Date.

7.3   No Adverse Litigation.

On the Effective Date, no action, suit or proceeding, shall be pending or threatened against the Purchaser or Seller which challenges the validity or consummation of the transactions contemplated under this Agreement.

7.4   Regulatory Approval.

The Seller shall have received from the appropriate regulatory authorities approval to effect the transactions contemplated hereunder and to sell and terminate its operation of the Branches without the imposition of any condition or requirement that materially and adversely affects the value to the Seller of the transactions contemplated by this Agreement, taken as a whole.

7.5   Certificate of Compliance.

The Purchaser shall have delivered to the Seller a certificate of a duly authorized officer, dated the Effective Date, certifying to the best of such officer's knowledge after reasonable investigation to the fulfillment of the conditions set forth in Sections 7.1, 7.2, and 7.3 (with respect to Purchaser only).

                                  ARTICLE VIII


TERMINATION

8.1   Methods of Termination.

This Agreement may be terminated prior to the Effective Date:

(a)   By the mutual consent of Seller and Purchaser;

(b) By Purchaser, in the event of a material breach by Seller of any representation, warranty or agreement contained herein which cannot be cured or is not cured within five (5) business days after written notice of such breach is given to Seller;

(c) By Seller, in the event of a material breach by Purchaser of any warranty or agreement contained herein which cannot be cured or is not cured within five (5) business days after written notice of such breach is given to Purchaser;

(d) By Seller or Purchaser, in the event that the Effective Date does not occur by October 31, 1999; or

(e)      By Purchaser at any time upon payment of the amount set forth in
      Section 5.5.

provided, however, that (i) any termination by Purchaser pursuant to subsection
(a), (b) or (e) above must have been approved by its board of directors; (ii) Purchaser may not terminate this Agreement pursuant to (d) above if the Effective Date has not occurred by reason of its failure to obtain a third-party consent or take any act required by this Agreement to be obtained or taken by a specific date; and (iii) Seller may not terminate this Agreement pursuant to (d) above if the Effective Date has not occurred by reason of its failure to obtain a third party consent (other than a third-party consent, assignment, extension or commitment required by Section 6.5 hereof, provided that Seller has fulfilled its obligations under Section 5.6 hereof) or take any act required by this Agreement to be obtained or taken by a specific date.

8.2      Procedure Upon Termination.

In the event of termination pursuant to Section 8. 1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:


(a) each party will return all documents, work papers and other materials of the other party relating to this Agreement whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any government authority) shall not at any time be used for any purpose by such party or disclosed by such party to third persons.

                                   ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1      Amendment and Modification.

The parties hereto, by mutual consent of their duly authorized officers, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing.

9.2      Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized executive officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or the acts contained herein.

9.3      Assignment; No Rights or Remedies to Others.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, prior to the Effective Date, by either of the parties hereto without the prior written consent of the other. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder.

9.4      Survival of Representations and Warranties.

The representations, warranties, conditions and obligations set out in this Agreement shall survive the Effective Date, except as expressly provided to the contrary herein or unless the context otherwise requires.

9.5      Payment of Expenses; Taxes.

Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. Except as otherwise provided herein, any expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities, or for any notice to depositors of the assumption of deposit liabilities provided for in this Agreement shall be paid by the party seeking such approval or giving such notice. Purchaser shall be responsible for the payment of all sales or transfer taxes, if any, that arise as a result of the transaction herein.

9.6      Addresses for Notice, etc.

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail) delivered to the applicable party at the addresses indicated below:

If to the Seller:                          With copy to:

  Mellon Bank (MD) National Association    Mellon Bank, N.A.
  1901 Research Boulevard                  One Mellon Bank Center, Room 151-5105
  Rockville, MD 20850                      500 Grant Street
                                           Pittsburgh, PA 15258
  Attn.: Maryann Johnson                   Arm.: Mark Oxenreiter
  (301) 217-0696                           (412) 236-2737
  EIN 52-1459469

  If to the Purchaser:                     With copy to:
  Sandy Spring National Bank of Maryland   Kennedy, Baris & Lundy, L.L.P.
  17801 Georgia Avenue                     Suite 300
  Olney, MD 20832                          4719 Hampden Lane
  Attn:  Hunter R. Hollar                  Bethesda, MD 20814
  President and Chief Executive Officer    James I. Lundy, III, Esquire
  EIN# 52-0312970
       ----------

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

9.7      Press Releases, Public Disclosure.

The Purchaser and the Seller each hereby covenants and agrees that unless approved by the other party hereto in advance (which approval shall not be unreasonably withheld or delayed) it will not issue any press release for general circulation or otherwise make any public disclosure relating to the transactions contemplated hereby except as otherwise may be required by law.

9.8      Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9      Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

9.10     Governing Law.

This Agreement shall be governed by, and construed in accordance with, the substantive law of the State of Maryland.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their corporate seats to be affixed as of the date first written above.



ATTEST:                               MELLON BANK (MD) NATIONAL ASSOCIATION


BY:  /s/ Maryann Johnson              BY:  /s/ Frederick K. Beard
     -------------------                   ----------------------

TITLE:   First Vice President         TITLE:  Chairman, President & CEO
         --------------------                 -------------------------



ATTEST:                               SANDY SPRING NATIONAL BANK OF MARYLAND


BY:  Marjorie S. Holsinger            BY:  /s/ Hunter R. Hollar
     ---------------------                 --------------------

TITLE:   Corporate Secretary          TITLE:  President
         -------------------                  ---------